Exhibit 99.1

For Immediate Release

UNIVERSITY GENERAL HEALTH SYSTEM COMPLETES PURCHASE

OF SOUTH HAMPTON COMMUNITY HOSPITAL AND AFFILIATED

MEDICAL OFFICE BUILDING

HOSPITAL COMPLEX EXPECTED TO ADD $40 MILLION TO REVENUE AND $15

MILLION TO ADJUSTED EBITDA IN 2013

HOUSTON (December 18, 2012) – University General Health System, Inc. (University General) (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced the closing of its purchase of South Hampton Community Hospital, a 122,000 square-foot (approx.) hospital in Dallas, and an adjacent 23,000 square-foot (approx.) medical office building. On December 4, 2012, the Company announced an agreement to acquire the 111-bed general acute care hospital, which is located less than 10 miles southwest of downtown Dallas, for $30.0 million.

Of the total purchase price, $1.5 million was paid by the Company and $28.5 million was financed by Texas-based First National Bank at a 4.25% interest rate in an agreement signed December 14, 2012. The loan principal will be amortized over 20 years, with a balloon payment due after 10 years. The Company plans to invest at least $1 million of additional capital into the hospital complex and to supply working capital, as needed, to support its business model of providing first-class health care service in a quality environment.

“The acquisition of our first flagship acute care hospital in the Dallas area represents an opportunity for University General to replicate the successful physician-centric, multi-specialty, integrated, diversified regional health care delivery system we have developed in the Houston metropolitan area,” stated University General Chairman and CEO Hassan Chahadeh, M.D. “We expect South Hampton Community Hospital, which will be renamed University General Hospital – Dallas, to contribute at least $40 million to the Company’s revenue and $15 million to adjusted EBITDA in the year ending December 31, 2013.”

“We have identified a number of other metropolitan markets as target opportunities for our regional health care delivery model,” added Donald Sapaugh, President of University General. “Initial evaluations of potential acquisitions in several of these markets, in addition to further opportunities in Houston and Dallas, are currently underway.”

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient and adaptive in today’s health care delivery environment. In the Houston metropolitan area, the Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, a hyperbaric wound care center, and a family physician practice. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a support services company that provides revenue cycle and luxury facilities management services.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company’s operating performance that is used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business. The Company defines Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of assets, depreciation and amortization (including non-cash impairment charges), amortization of deferred gain, and non-cash stock-based compensation expense (including derivative gain and loss).

The Company believes Adjusted EBITDA is useful to investors in evaluating its performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in day-to-day performance because the items excluded have little or no significance to day-to-day operations;

•

It provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate meeting current financial goals and achieve optimal financial performance; and

•	It is an indication of whether adjustments to current spending decisions are necessary.

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Donald Sapaugh, President

University General Health System, Inc.

(713) 375-7557

dsapaugh@ughs.net

R. Jerry Falkner, CFA

RJ Falkner & Company, Inc.

(800) 377-9893

info@rjfalkner.com

Craig Allison

Investor Relations

(914) 630-7429

callison@ughs.net